Exhibit 23.1

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635   bartoncpafirm.com  Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated April 13, 2026, with respect to our audit of the financial statements of Envirotech Vehicles, Inc. and its Subsidiaries as of December 31, 2025 and 2024, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

BARTON CPA PLLC

Cypress, Texas

April 27, 2026